                                                                   Exhibit 12.01


          MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                    For the Three Months Ended March 31, 1998
                             (Dollars in Thousands)


EARNINGS:

Earnings before income taxes                                               $ 4,040
(Earnings) losses of less than 50% owned associated companies, net             (60)
Interest expense                                                             5,310
Portions of rents representative of an interest factor                         445
                                                                           -------

               Adjusted Earnings and Fixed Charges                         $ 9,735
                                                                           =======

FIXED CHARGES:

Interest expense                                                           $ 5,310
Capitalized interest                                                            68
Portion of rents representative of an interest factor                          445
                                                                           -------

               Total Fixed Charges                                         $ 5,823
                                                                           =======

Ratio of Earnings to Fixed Charges                                            1.67
                                                                           =======




                                  Page __ of __